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                                                                   EXHIBIT 99.13


                               CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                                SUMMA FOUR, INC.
                             1995 STOCK OPTION PLAN
                            1993 STOCK INCENTIVE PLAN
                  INCENTIVE STOCK OPTION PLAN OF AUGUST 1, 1992


OPTIONEE:

        This STOCK OPTION ASSUMPTION AGREEMENT is effective as of the 4th day of November, 1998 by Cisco Systems, Inc., a California corporation ("Cisco").

        WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Summa Four, Inc., a Delaware corporation ("Summa Four"), which were granted to Optionee under one or more of the following option plans: the 1995 Stock Option Plan, the 1993 Stock Incentive Plan and the Incentive Stock Option Plan of August 1, 1992 (each individually the "Plan," and collectively the "Plans") and are each evidenced by the following agreements between Summa Four and Optionee: (i) a Stock Option Agreement (the "Option Agreement") and (ii) that certain letter agreement dated August 24, 1998 (the "Letter Agreement") amending the Option Agreement (and the relevant Plan, as incorporated into the Option Agreement). The Option Agreement, including the incorporated provisions of the relevant Plan as amended by the Letter Agreement, shall be referred to in this document as the "Amended Option Agreement."

        WHEREAS, Summa Four has on November 4, 1998 been acquired by Cisco through the merger of Agemo Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Cisco, with and into Summa Four (the "Merger") pursuant to the Agreement and Plan of Reorganization dated July 27, 1998, by and among Cisco, Agemo Acquisition Corporation and Summa Four (the "Merger Agreement").

        WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of Summa Four under all outstanding options under the Plans at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

        WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.268491 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of Summa Four common stock ("Summa Four Stock").

        WHEREAS, this Agreement is effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plans which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.



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        NOW, THEREFORE, it is hereby agreed as follows:

        1. The number of shares of Summa Four Stock subject to the options held by Optionee immediately prior to the Effective Time (the "Summa Four Options") and the exercise price payable per share are set forth in Exhibit A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Summa Four under each of the Summa Four Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each Summa Four Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each Summa Four Option hereby assumed shall be as specified for that option in attached Exhibit A, and the adjusted exercise price payable per share of Cisco Stock under the assumed Summa Four Option shall also be as indicated for that option in attached Exhibit A.

        2. The intent of the foregoing adjustments to each assumed Summa Four Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, approximate the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Summa Four Stock subject to the Summa Four Option and the aggregate exercise price in effect at such time under the Amended Option Agreement. Such adjustments are also designed to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Summa Four Option immediately prior to the Merger.

        3. The following provisions shall govern each Summa Four Option hereby assumed by Cisco:

                (a) Unless the context otherwise requires, all references in each Amended Option Agreement and in the relevant Plan (as incorporated into such Amended Option Agreement) (i) to the "Company" or "Summa Four" shall mean Cisco, (ii) to "Common Stock" or "Common Shares" shall mean shares of Cisco Stock, (iii) to the "Board of Directors" or the "Board" shall mean the Board of Directors of Cisco and (iv) to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                (b) The grant date and the expiration date of each assumed Summa Four Option and all other provisions which govern either the exercise or the termination of the assumed Summa Four Option shall remain the same as set forth in the Amended Option Agreement applicable to that option, and the provisions of the Amended Option Agreement shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

                (c) Pursuant to the terms of the Amended Option Agreement, because each Summa Four Option will be assumed by Cisco in connection with the Merger, such option will NOT vest and become exercisable on an accelerated basis because of the Merger. Each assumed Summa Four Option shall therefore remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Amended Option Agreement immediately prior to the Effective Time, with the number of


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        shares of Cisco Stock subject to each such installment adjusted to reflect the Exchange Ratio. No accelerated vesting of the Summa Four Options shall be deemed to occur by reason of the Merger.

                (d) Pursuant to the terms of the Amended Option Agreement, following the Merger, each assumed Summa Four Option shall become immediately exercisable on an accelerated basis for any unvested shares of Cisco Stock subject to that Option upon the termination of Optionee's employment with Summa Four (or any successor) without Cause or upon Optionee resignation from Summa Four (or any successor) for Good Cause (as the terms "Cause" and "Good Cause" are defined in the Amended Option Agreement) within one (1) year following the Effective Date.

                (e) For purposes of applying any and all provisions of the Amended Option Agreement and the relevant Plan relating to Optionee's status as an employee of Summa Four, Optionee shall be deemed to continue in such status as an employee for so long as Optionee renders services as an employee to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Amended Option Agreement governing the termination of the assumed Summa Four Options upon Optionee's cessation of service as an employee of Summa Four shall hereafter be applied on the basis of Optionee's cessation of service as an employee of Cisco and its subsidiaries, and each assumed Summa Four Option shall accordingly terminate, within the designated time period in effect under the Amended Option Agreement for that option, following such cessation of service as an employee of Cisco and its subsidiaries.

                (f) The adjusted exercise price payable for the Cisco Stock subject to each assumed Summa Four Option shall be payable in any of the forms authorized under the Amended Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Summa Four Stock prior to the Merger shall be taken into account.

                (g) In order to exercise each assumed Summa Four Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                                      Cisco Systems, Inc.
                                      255 West Tasman Drive, Building J
                                      San Jose, CA 95134
                                      Attention:  Option Plan Administrator

        4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Amended Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.



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        IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 4th day of November, 1998.




                               CISCO SYSTEMS, INC.


                               By: ____________________________________________




                                 ACKNOWLEDGMENT


        The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Summa Four Options hereby assumed by Cisco are as set forth in the Amended Option Agreement, the relevant Plan and such Stock Option Assumption Agreement.



                                   ____________________________________________
                                   OPTIONEE



DATED: __________________, 1998


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                                    EXHIBIT A

                Optionee's Outstanding Options to Purchase Shares
                               of Summa Four, Inc.
                            Common Stock (Pre-Merger)
                                       and
                Optionee's Outstanding Options to Purchase Shares
                             of Cisco Systems, Inc.
                           Common Stock (Post-Merger)